UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 21, 2011

RENAISSANCE LEARNING, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-22187	39-1559474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2911 Peach Street P.O. Box 8036 Wisconsin Rapids, Wisconsin (Address of principal executive offices)	54495-8036 (Zip code)

(715) 424-3636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 21, 2011, Renaissance Learning, Inc. (the “Company”) received an unsolicited, definitive proposal from Plato Learning, Inc. (“Plato Learning”) which contemplates the acquisition of the Company by Plato Learning for $15.50 per share in cash.  Under the definitive proposal, the proposed acquisition would be financed with $128.0 million in equity from Thoma Bravo and HarbourVest Partners as well as with $410.0 million in debt pursuant to a signed commitment letter.  The definitive proposal is not subject to a financing condition or further due diligence.

The proposal announced today is the definitive version of Plato Learning’s unsolicited, non-binding proposal described in the Company’s August 24, 2011 press release.  The Company’s Board of Directors previously determined, in good faith, after consultation with its financial advisor, that the non-binding proposal could reasonably be expected to lead to a Superior Proposal under the terms of the merger agreement entered into on August 15, 2011 with a company formed at the direction of investment funds (the “Permira Funds”) advised by Permira Advisers LLC.  Subsequent to receiving the non-binding proposal, the Company entered into a confidentiality agreement with Plato Learning, Thoma Bravo and HarbourVest Partners and provided information to those parties.

In accordance with its fiduciary duties, the Company’s Board of Directors will give proper consideration in due course to Plato Learning’s definitive acquisition proposal.  In the meantime, the Board of Directors continues to recommend that shareholders vote in favor of adopting and approving the Permira Funds merger agreement and the transactions contemplated thereby, pursuant to which the Company would be acquired for $14.85 per share in cash.  The Company’s merger agreement with affiliates of the Permira Funds is subject to adoption and approval by the Company’s shareholders at a special meeting scheduled to be held on October 17, 2011.

In addition, the Company announced today that its request for early termination of the waiting period with respect to the filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the proposed merger with affiliates of the Permira Funds has been granted, and therefore such waiting period has ended.  Under the HSR Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and certain waiting period requirements have been satisfied.

On September 22, 2011, the Company issued a press release with respect to the events described above, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

99.1	Press release dated September 22, 2011

Forward-Looking Statements

Statements about the potential effects of the unsolicited, definitive proposal and all other statements in this report, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  For example, the unsolicited, definitive proposal may not result in a definitive agreement for an alternative transaction.  Moreover, the Company may not be able to complete the proposed merger with affiliates of the Permira Funds on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions.  These factors, and other factors that may affect the business or financial results of the Company, are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s 2010 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information for Shareholders

In connection with the proposed merger transaction with affiliates of the Permira Funds, the Company filed a definitive proxy statement on Schedule 14A with the SEC on September 12, 2011 and furnished the proxy statement to its shareholders.  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PERMIRA FUNDS MERGER AGREEMENT.  Shareholders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website (http://www.sec.gov).  Shareholders may also obtain these documents, free of charge, from the Company by accessing the Company’s website (http://www.rlrninvest.com) or by directing a request to Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, Attention:  Corporate Secretary.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of the Company in favor of the proposed merger with affiliates of the Permira Funds.  Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2011 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 16, 2011.  Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement the Company will file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 22, 2011

RENAISSANCE LEARNING, INC.

By:

 /s/ Steven A. Schmidt

Steven A. Schmidt

President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 22, 2011